UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  March 31, 2010
(Date of earliest event reported)

HERLEY INDUSTRIES, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-5411	23-2413500
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

3061 Industry Drive, Lancaster, Pennsylvania	17603
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-397-2777

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02:                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Herley Industries, Inc. (the “Company”) has announced a reorganization of its Board of Directors such that the Company’s Board of Directors is now comprised of four directors, which includes an executive chairman, John A. Thonet, and three independent directors, Dr. Edward A. Bogucz, Carlos C. Campbell and Michael N. Pocalyko.  Messrs. Pocalyko, Campbell and Bogucz will serve as the Chairmen of the Board’s Audit, Compensation and Nominating/Governance and Ethics Committees, respectively, with each Committee’s membership consisting of the three independent directors.  The Board has affirmed that each of the three independent directors satisfies the enhanced independence requirements for service on the Company’s Audit Committee.

In a Current Report on Form 8-K filed on March 29, 2010, the Company reported on the results of its Annual Meeting of Stockholders held on March 23, 2010.  In accordance with Registrant’s By-Laws, since Rear Admiral Edward K. Walker, Jr. (Ret.) received more “withheld” votes than “for” votes, Admiral Walker submitted a resignation letter to the Board of Directors.  The remaining Board of Directors, excluding Admiral Walker, met on March 31, 2010, to determine whether to accept his resignation.  In light of the results of the shareholders vote at the Annual Meeting, the Board, following the deliberation process provided for in the By-Laws, determined unanimously to accept Admiral Walker’s resignation and to terminate the consulting arrangement between the Company and Admiral Walker.  In making its determination, the Board noted Admiral Walker’s service as a director of the Company since October 1997 and thanked him for his contributions to the Company during his directorship.

Separately, at its meeting on March 31, 2010, the Board accepted the resignation of Gerald A. Gagliardi which was submitted on March 30, 2010.  The Board noted Mr. Gagliardi’s contributions to the Company, serving out the term of the late Rear Admiral M. Robert Moore, since his appointment in December 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 6, 2010	HERLEY INDUSTRIES, INC. By: /s/ Anello C. Garefino Anello C. Garefino Chief Financial Officer